EXHIBIT 5.1


                               September 24, 2002




Pharmaceutical Resources, Inc.
One Ram Ridge Road
Spring Valley, New York 10977

Ladies and Gentlemen:

      We are special counsel to Pharmaceutical Resources, Inc. (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), which are issuable from time to time to certain employees of the Company and its subsidiaries in connection with the 2001 Performance Equity Plan, as amended (the "Plan").

      We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized and reserved for issuance, and that the Shares, when issued and paid for under and in accordance with the terms of the Plan (assuming that the law in effect at such time is the same as the law on the date hereof and that such Plan has not been further amended from the copy of the Plan examined), will be validly issued, fully-paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Kirkpatrick & Lockhart LLP